Smart-tek Solutions, Inc. Appoints Licensee for Its RTAC-PM Bird Flu Containment System for Hong Kong and Singapore

CORTE MADERA, Calif., April 5, 2006 - Smart-tek Solutions, Inc. (OTCBB: STTK) and its subsidiary, Smart-tek Communications, Inc. announced today it has appointed Charles Thomas Consultants Limited as its exclusive licensee for Hong Kong and Singapore.

“These are truly exciting times for Smart-tek and its shareholders” said Perry Law, President of Smart-tek Communications.  “We are delighted  to have entered into a licensing agreement with the firm of Charles Thomas Consultants Limited to market our avian flu containment solution in Hong Kong and Singapore.  We are using the same strategy that we have used in China, which has been very successful as evidenced by the purchase order recently received by SES investments (China) Limited.  We are confident that our new licensee, along with our technical abilities, will be able to generate a substantial level of interest in Hong Kong and Singapore”.

“We are very pleased to have entered into a licensing agreement with Smart-tek Solutions to introduce their bird flu containment solution to officials in Hong Kong and Singapore” said Christopher Wong, Managing Director of Charles Thomas Consultants Limited.  “Even though these regions are currently bird flu free, there is a tremendous level of interest to maintain that status and government officials are always looking for solutions to better protect their food chain against the devastating H5N1 virus.”

“We feel our system can be very beneficial to the people of Hong Kong and Singapore when used as part of a comprehensive bird flu containment strategy” said Law.  “It is our understanding that government officials in Hong Kong and Singapore would be interested in seeing if our system can be applied in different areas of the poultry processing cycle.  What’s particularly beneficial about our system is that it is designed to be flexible and to accommodate different needs of different governments.  Therefore, we believe our system will be able to accommodate the requirements of this market.

“As we have previously announced, we are in advanced stages of preparing a demonstration in both Hong Kong and Singapore” said Law.

The system, “RTAC-PM,” was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek

Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711